UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 14, 2011

PEOPLE’S LIBERATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-16075	86-0449546
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1212 S. Flower Street, 5th Floor, Los Angeles, CA 90015
 (Address of Principal Executive Offices)(Zip Code)

(213) 745-2123
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Employment Agreement with Colin Dyne

On December 14, 2011, People’s Liberation, Inc. (the “Company”) entered into an employment agreement with Colin Dyne, the Company’s Chief Executive Officer.  Pursuant to the agreement, Mr. Dyne will continue to serve as the Company’s Chief Executive Officer for a term of five years, which term will automatically renew for successive one year periods unless the Company or Mr. Dyne elect not to extend the term of the agreement.  During the term of the Agreement, Mr. Dyne will receive a base salary of $650,000 per annum which is subject to increase and will be eligible to receive an annual cash performance bonus.

In the event Mr. Dyne’s employment is terminated by the Company without cause or by Mr. Dyne for good reason, Mr. Dyne will receive all earned but unpaid base salary and accrued but unpaid vacation through the date of termination as well as earned bonuses that have not been paid for prior fiscal years (collectively, the “accrued obligations”).  Mr. Dyne will also receive a severance amount equal to the greater of (i) 1.5 times his base salary then in effect and (ii) an amount equal to the base salary that Mr. Dyne would have received for the remainder of the term of the agreement had Mr. Dyne’s employment continued until the end of the employment period.  In addition, Mr. Dyne will receive a pro-rated annual bonus for the year in which he was terminated (the “pro-rated bonus”) and all outstanding equity awards previously granted to Mr. Dyne will accelerate and become fully vested on the date of his termination.

If Mr. Dyne’s employment is terminated as a result of his death or disability, the Company will pay to Mr. Dyne or his estate all accrued obligations, a lump sum equal to 100% of his then effective base salary and the pro-rated bonus.  In addition, all outstanding equity awards previously granted to Mr. Dyne will accelerate and become fully vested on the date of his termination.  In the event Mr. Dyne is terminated for cause by the Company or Mr. Dyne terminates his employment without good reason, the Company will have no further obligations to Mr. Dyne except to pay Mr. Dyne all accrued obligations.

Entry into Employment Agreement with Andrea Sobel

On December 14, 2011, the Company entered into an employment agreement with Andrea Sobel, the Company’s Executive Vice President of Branding and Licensing.  Pursuant to the agreement, Ms. Sobel will serve as the Company’s President of Licensing for a term of three years, which term will automatically renew for successive one year periods unless the Company or Ms. Sobel elect not to extend the term of the agreement.  During the term of the agreement, Ms. Sobel will receive a base salary of $250,000 per year, which is subject to increase and will be eligible to receive an annual cash performance bonus.  Ms. Sobel will also be granted a ten year option to purchase 750,000 shares of the Company’s common stock at an exercise price of $0.20 per share.  The options will vest in equal quarterly installments over a period of three years beginning on March 14, 2012.

In the event Ms. Sobel’s employment is terminated by the Company without cause, Ms. Sobel will receive all earned but unpaid base salary and accrued but unpaid vacation through the date of termination as well as earned bonuses that have not been paid for prior fiscal years.  Ms. Sobel will also receive a severance amount equal to 2.0 times her base salary then in effect if she is terminated by the Company without cause in the first year of her agreement and if she is terminated by the Company without cause after the first year of her agreement, Ms. Sobel will receive a severance amount equal to the base salary that Ms. Sobel would have received for the remainder of the term of the agreement had Ms. Sobel’s employment continued until the end of the employment period.  In addition, if Ms. Sobel is terminated by the Company without cause, all outstanding equity awards previously granted to Ms. Sobel will accelerate and become fully vested on the date of her termination.

Appointment of Al Gossett to Board of Directors

On December 14, 2011, the Company appointed Al Gossett to serve on the Company’s Board of Directors to fill an existing vacancy on the Board.  Mr. Gossett will serve as a Class III director for a term expiring at the 2014 annual meeting of stockholders and/or until his successor has been elected and qualified.

Mr. Gossett was appointed to the Company’s Board of Directors in connection with the restructuring of the Company’s William Rast branded apparel business as further described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 18, 2011.  In connection with the restructuring, the Company entered into a Preemptive Rights and Board Nominee Agreement as of October 1, 2011 with TENNMAN WR-T, INC., a Delaware corporation (“TWR”), pursuant to which it granted TWR the right to designate Al Gossett as a nominee for election to the Board of Directors of the Company.

Mr. Gossett is President, CEO and owner of Gossett Automotive Group, which he founded in 1988.  Gossett Automotive Group consists of 17 automotive dealerships located in Memphis, TN and Atlanta, GA.  The various brands under this umbrella of dealerships include Volkswagen, Porsche, Audi, Bentley, Kia, Hyundai, Chrysler, Jeep, Dodge, Ram, Mazda, Mitsubishi and FIAT.  Mr. Gossett has been involved in the auto dealership industry since 1975.  In 1988, he acquired his first dealership.  During the course of his career, Mr. Gossett has chaired or served on a number of district, regional and national dealer boards within the industry, including Chrysler, Jeep, Dodge, Chrysler Financial, Volkswagen and Volkswagen Financial.  Since June 2009, Mr. Gossett has served on the board of directors of Landmark Community Bank in Collierville, TN, a suburb of Memphis, TN.  Since 2005, Mr. Gossett has also served as the managing partner of JALP, LLC (d/b/a ful), a wholesale business engaged in the global distribution of backpacks, luggage and apparel.  Mr. Gossett attended Northwestern University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

People’s Liberation, Inc.

Date: December 20, 2011	By:	/s/ Colin Dyne
Colin Dyne
Chief Executive Officer